Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
The Board of Directors
S&T Bancorp, Inc. and subsidiaries:
We consent to the use of our reports dated March 1, 2018 with respect to the consolidated balance sheets of S&T Bancorp, Inc. and subsidiaries as of December 31, 2017 and 2016, and the related consolidated statements of net income, comprehensive income, changes in shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2017, and the related notes (collectively, the “consolidated financial statements”), and the effectiveness of internal control over financial reporting as of December 31, 2017, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.
Our report dated March 1, 2018, on the effectiveness of internal control over financial reporting as of December 31, 2017, expresses our opinion that S&T Bancorp, Inc. did not maintain effective internal control over financial reporting as of December 31, 2017 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states a material weakness exists related to the operating effectiveness of S&T Bancorp, Inc.’s inconsistent assessment of internally assigned risk ratings, which is one of several factors used to estimate the allowance for loan losses.
Pittsburgh, Pennsylvania
August 1, 2018